Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated August 10, 2021, in the Registration Statement (Form S-1) and related Prospectus of Solid Power, Inc for the registration of 89,684,876 shares of its common stock and warrants to purchase 7,666,667 shares of its common stock.

/s/ Ernst & Young LLP

Denver, CO

December 17, 2021